EXHIBIT 99.1

SJW Group Announces 2024 Financial Results
•2024 reported diluted EPS of $2.87 and adjusted diluted EPS of $2.95, ahead of guidance
•2025 estimated adjusted diluted EPS (non-GAAP) guidance of $2.90 to $3.001
•Five-year capital plan increasing 25% to $2.0 billion2 to fund infrastructure replacement, PFAS remediation and additional water supplies
SAN JOSE, Calif. — Feb. 26, 2025 — SJW Group (NASDAQ: SJW) today reported financial results for 2024.
“I am pleased to report another year of strong performance, driven by our talented teams and a proven business strategy that delivers results,” stated SJW Group Chair, CEO, and President Eric W. Thornburg. “Our year-over-year EPS growth, exceeding our 2024 guidance, and substantial infrastructure investments demonstrate our commitment to building a strong foundation for sustainable growth. The regulatory outcomes in our service areas affirm our ability to create value for customers and shareholders alike.”

Thornburg added, “We will continue leveraging our national presence and scale to drive efficiency, optimize operations, and empower our local experts to deliver high-quality water and exceptional service at affordable rates to the customers and communities we serve, today and into the future."

2024 Operating Results
Net income prepared in accordance with U.S. generally accepted accounting principles (GAAP) for the year ended December 31, 2024 was $94.0 million, or $2.87 diluted EPS, an increase of 11% compared to $85.0 million, or $2.68 diluted EPS, in the same period last year. Non-GAAP adjusted net income for the year ended December 31, 2024 was $96.8 million, or $2.95 non-GAAP diluted EPS, an increase of 15% compared to $83.9 million, or $2.65 adjusted diluted EPS, in 2023.
Adjusted net income is a non-GAAP financial measure representing GAAP net income excluding special items. The difference between 2024 GAAP net income and adjusted net income for the year ended December 31, 2024 was primarily due to expenses incurred for merger and acquisition activities of $2.4 million, net of tax, and the loss on the sale of non-utility real estate investments of $0.4 million, net of tax. A full reconciliation of GAAP net income to adjusted net income for the year ended December 31, 2024 is included in the tables at the end of this news release.
Operating revenue in 2024 was $748.4 million compared to $670.4 million in 2023, a 12% increase. The increase was largely driven by rate increases of $62.2 million, higher customer usage of $14.9 million, and growth in customers of $2.5 million, primarily in Texas, offset by a decrease in revenue from regulatory mechanisms of $6.6 million.
Operating expenses in 2024 were $577.9 million, which were up 11% compared to $520.9 million in 2023. This change in operating expenses primarily reflects:
•An increase in water production expenses of $35.8 million compared to 2023 due primarily to higher purchased water and groundwater extraction charges and increased production volume;
•An increase in administrative and general expenses of $7.2 million primarily due to expenses associated with certain merger and acquisition activities, increases for labor costs, pension expense and contracted work, and inflationary increases, offset by decreases in allowance for credit losses and higher allocations to construction activities;
•An increase in depreciation and amortization of $7.0 million primarily due to utility plant additions; and

•An increase in maintenance costs of $5.6 million primarily due to expenses related to contracted work for others, increased security expenses, and adjustments to certain regulatory assets as a result of the final decision in the Connecticut general rate case (GRC).
The effective consolidated income tax rates for 2024 and 2023 were approximately 9% and 7%, respectively. The increase in the effective income tax rate was primarily due to the year-over-year effect of the higher uncertain tax position reserve release in 2023 and tax deficiencies related to share-based payments in 2024, partially offset by the benefit of a tax accounting method change in 2024.

Fourth Quarter Operating Results
Net income prepared in accordance with GAAP for the quarter ended December 31, 2024, was $22.9 million, or $0.68 diluted EPS, a 21% increase compared to $18.9 million, or $0.59, in the same quarter last year. Adjusting for merger and acquisition activities expense and non-utility real estate transactions, SJW Group's adjusted net income (non-GAAP) in the fourth quarter of 2024 was $24.8 million, or $0.74 per diluted share (non-GAAP), an increase of 31% compared to $18.9 million, or $0.59 adjusted diluted EPS, in the prior-year period.
The difference between 2024 GAAP net income and adjusted net income for the quarter ended December 31, 2024 was primarily due to expenses incurred for merger and acquisition activities of $2.2 million, net of tax. A full reconciliation of GAAP net income to adjusted net income for the quarter ended December 31, 2024 is included in the tables at the end of this news release.
Operating revenue for the fourth quarter was $197.8 million compared to $171.3 million for the same quarter last year, a 15% increase. The increase was largely driven by rate increases of $22.8 million and higher customer usage of $9.9 million, offset by a decrease in revenue from regulatory mechanisms of $7.1 million.
Operating expenses for the quarter ended December 31, 2024 were $154.2 million, up 14% compared to $134.8 million for the same quarter last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $9.4 million compared to the same quarter last year due primarily to higher purchased water and groundwater extraction charges;
•An increase in administrative and general expenses of $7.0 million primarily due to expenses associated with certain acquisition and merger activities and increased labor costs, partially offset by higher allocations to construction activities; and
•An increase in depreciation and amortization of $1.7 million primarily due to utility plant additions.
The effective consolidated income tax rates for the fourth quarters of 2024 and 2023 were approximately 5% and 9%, respectively. The decrease in the effective income tax rate was primarily due to higher flow-through tax benefits in 2024.

Capital Expenditures
In 2024, SJW Group invested $353 million in infrastructure and water supply, which exceeded our 2024 capital expenditures guidance of $332 million. SJW Group plans to invest $2.0 billion2 in capital over the next five years, an increase of 25% compared to our previous five-year guidance, to build and maintain its water and wastewater operations, including an updated estimate of approximately $300 million to install treatment for per- and polyfluoroalkyl substances (PFAS), subject to regulatory approvals and availability of funding.
Rate Activity and Regulatory Updates
California
On December 19, 2024, the CPUC approved the settlement agreement between San Jose Water and the Public Advocates Office in our 2025 through 2027 GRC application, and new rates went into effect on January 1, 2025. The decision authorizes San Jose Water to invest $450 million over the next three years in drinking water infrastructure and provides for a total revenue increase of $53.1 million over current authorized revenues over three years. The step increases in authorized revenue are 3.91% in 2025, 2.55% in 2026, and 2.98% in 2027. In addition to the capital expenditure plan and revenue increase, the decision provides for greater revenue recovery through the service charge and further aligns authorized to actual usage through a lower sales forecast.

On January 14, 2025, the CPUC granted San Jose Water, along with three other Class A California water utilities, a one-year deferment in their 2025 Cost of Capital (COC) filings from May 1, 2025 to May 1, 2026 in response to the water utilities' request to postpone their COC filings. This deferment maintains our 9.81% return on equity, which includes a 20-basis point reduction related to the Water Conservation Memorandum Account (WCMA), 5.28% cost of debt, and authorized rate of return of 7.75% through 2026 subject to any adjustments resulting from the Water Cost of Capital Mechanism (WCCM). The deferment alleviates administrative processing costs for both the water utilities and CPUC staff.
The approved deferral provides that the WCCM will remain in place through 2026. The WCCM will adjust the return on equity and cost of debt in either direction in accordance with movements of 1.00% or more in the Moody’s Aa Utility Bond Index between October 1, 2024 and September 30, 2025.
The WCMA is a temporary revenue protection mechanism authorized by the CPUC due to a voluntary 15% water reduction request from San Jose Water’s water wholesaler because a large reservoir is offline for seismic dam improvements.
Connecticut
An increase in the Water Infrastructure and Conservation Adjustment (WICA) surcharge was effective on October 1, 2024. The Connecticut Public Utilities Regulatory Authority (PURA) authorized the increase of $4.3 million in annualized revenues. The WICA surcharge stands at 3.43%.
On January 28, 2025, Connecticut Water filed an application with PURA for a revenue increase of approximately $1.6 million related to $15.7 million in completed eligible projects. The company also filed is annual WICA reconciliation adjustment. If the reconciliation adjustment and increase are approved as filed, the WICA surcharge would be 4.9%. A decision is expected in the first quarter of 2025.
On February 24, 2025, CWC filed its 2024 Water Revenue Adjustment (WRA). The mechanism reconciles 2024 revenues as authorized in the CWC’s most recent general rate case as well as provides for recovery of certain amounts of executive compensation as the result of the achievement of performance metrics as prescribed by PURA. The 2024 WRA, if approved by PURA, will be effective for 12 months beginning on April 1, 2025, and will impose a 3.62% surcharge on customer bills to collect the 2024 revenue shortfall.
Maine
On October 25, 2024, Maine Water filed a GRC application for the Camden-Rockland Division with the Maine Public Utilities Commission (MPUC) requesting an increase in annual revenues of approximately $1.1 million, or 15.9%, over current authorized revenues. A decision is expected in the second quarter of 2025.
On December 31, 2024, Maine Water filed a petition with the MPUC to unify tariffs across the company's ten rate districts. Such a move would streamline GRC and Water Infrastructure Charge (WISC) filings, which are currently done on a district-by-district basis. The company typically files two to four GRC and WISC filings each year. This would improve administrative efficiency, reduce regulatory lag, and ease the burden on regulatory agencies and their staffs.
Texas
On September 12, 2024, Texas Water filed an application with the Public Utilities Commission of Texas to increase the annual revenue from its System Infrastructure Charge surcharges by $4.1 million. The SIC application covers $39.4 million in completed water projects and $1.8 million in completed wastewater projects. A decision on the application could come as early as the first half of 2025.
Force for Good
SJW Group has been recognized by Newsweek as one of America's Most Responsible Companies 2025. The award highlights 600 U.S. companies for being leaders in making a positive global impact. SJW Group was selected from the 2,000 largest publicly traded companies headquartered in the U.S. and was scored based on environmental, social and corporate governance matters.

In 2024, the Force for Good Foundation (Foundation), was established to further SJW Group's community outreach and engagement efforts. The Foundation is a non-consolidated not-for-profit corporation funded by SJW Group that plans to make contributions to selected charitable organizations with a focus on the communities served.
2025 Guidance
The company is introducing 2025 adjusted diluted EPS guidance of $2.90 to $3.001.
In addition, we are extending our non-linear long-term diluted EPS growth of 5% to 7% through 2029, anchored off of 2022's diluted EPS of $2.43. Based on current business conditions, SJW believes it will achieve growth over the period in the top half of the range.
Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the Forward-Looking Statements of this release and the Risk Factors section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
Dividend
On January 29, 2025, the directors of SJW Group declared a quarterly cash dividend on common stock of $0.42 per share, payable on March 3, 2025, to shareholders of record at the close of business on February 10, 2025. The March dividend represents a 5% increase over the dividend paid in December 2024. The 2025 annualized dividend is expected to be $1.68 per share compared with $1.60 per share in 2024.
Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 80 consecutive years, and the annual dividend amount has increased for 57 consecutive years, placing SJW Group in an exclusive group of companies.
Financial Results Call Information
Eric W. Thornburg, president, chief executive officer, and board chair, Andrew F. Walters, chief financial officer and treasurer, and Bruce A. Hauk, chief operating officer will review results for 2024 in a live webcast presentation at 11 a.m. Pacific Daylight Time, or 2 p.m. Eastern Daylight Time, on Thursday, February 27, 2025.
Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until April 28, 2025.
Non-GAAP Financial Measures
SJW Group's net income and diluted EPS are prepared in accordance with GAAP and represent the earnings as reported to the Securities and Exchange Commission. Adjusted net income and Adjusted diluted EPS are non-GAAP financial measures representing GAAP earnings adjusted to exclude the effects of non-utility real estate transactions and costs associated with mergers and acquisition activities, if any. These non-GAAP financial measures are provided as additional information for investors to evaluate the performance of SJW Group's business activities excluding these items. Management also believes these non-GAAP financial measures help investors and analysts better understand our actual results compared to our guidance on a non-GAAP basis. SJW Group uses adjusted net income and/or adjusted diluted EPS as the primary performance measurements when communicating with analysts and investors regarding our outlook and results. Adjusted net income and Adjusted diluted EPS are also used internally to measure performance. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. Further, these non-GAAP financial measures should be considered as a supplement to the financial information prepared on a GAAP basis rather than an alternative to the respective GAAP financial measures.

About SJW Group
SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to 1.6 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about SJW Group, please visit www.sjwgroup.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws relating to future events and future results of SJW Group and its subsidiaries that are based on current expectations, estimates, forecasts, and projections about SJW Group and its subsidiaries and the industries in which SJW Group and its subsidiaries operate and the beliefs and assumptions of the management of SJW Group. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” "approximately," "strategy," or the negative of those words or other comparable terminology. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.
The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures, PFAS and other decisions; (2) changes in demand for water and other services; (3) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (4) the effect of the impact of climate change; (5) unexpected costs, charges or expenses; (6) our ability to successfully evaluate investments in new business and growth initiatives; (7) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (8) the risk of work stoppages, strikes and other labor-related actions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (10) changes in general economic, political, business and financial market conditions; (11) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (12) legislative, and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results, performance or achievements are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of future performance, and speak only as of the date made, and SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
SJW Group Contacts:
Andrew F. Walters
Chief Financial Officer and Treasurer
408.279.7818
Andrew.Walters@sjwater.com

Daniel J. Meaney, APR

Director of Investor Relations
860.664.6016
Daniel.Meaney@ctwater.com

______________________________
1    Because we are not able to predict certain potentially material items affecting diluted EPS on a GAAP basis, principally gains or losses on non-utility real estate transactions and expenses for merger and acquisition activities, we are unable to reconcile the fiscal year 2025 adjusted diluted earnings per share, a non-GAAP measure, to the diluted earnings per share, the most directly comparable measure in reliance of the "unreasonable efforts" exception set forth in the SEC rules.
2    Includes both utility plant additions and capitalizable costs associated with cloud-computing arrangements.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Operating revenue	$197,820	171,338	$748,439	670,363
Operating expense:
Production Expenses:
Purchased water	39,937	34,928	158,568	135,982
Power	2,897	2,239	11,457	9,602
Groundwater extraction charges	18,387	16,229	73,146	62,980
Other production expenses	12,831	11,257	48,851	47,636
Total production expenses	74,052	64,653	292,022	256,200
Administrative and general	33,866	26,897	105,830	98,656
Maintenance	8,221	6,916	31,301	25,729
Property taxes and other non-income taxes	9,318	9,383	35,928	34,475
Depreciation and amortization	28,696	26,996	112,855	105,868
Total operating expense	154,153	134,845	577,936	520,928
Operating income	43,667	36,493	170,503	149,435
Other (expense) income:
Interest on long-term debt and other interest expense	(17,996)	(17,231)	(71,390)	(66,144)
Pension non-service credit (cost)	940	(324)	3,769	(1,230)
Other, net	(2,604)	1,840	55	8,882
Income before income taxes	24,007	20,778	102,937	90,943
Provision for income taxes	1,087	1,829	8,970	5,956
Net income	22,920	18,949	93,967	84,987
Other comprehensive income (loss), net	611	(106)	169	314
Comprehensive income	$23,531	18,843	$94,136	85,301

Earnings per share
Basic	$0.69	0.59	$2.87	2.69
Diluted	$0.68	0.59	$2.87	2.68
Dividends per share	$0.40	0.38	$1.60	1.52
Weighted average shares outstanding
Basic	33,423,902	31,988,008	32,701,292	31,575,197
Diluted	33,520,161	32,068,351	32,779,573	31,663,274

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2024	December 31, 2023
Assets
Utility plant:
Land	$44,657	41,415
Depreciable plant and equipment	4,249,314	3,967,911
Construction work in progress	179,486	106,980
Intangible assets	51,604	35,946
Total utility plant	4,525,061	4,152,252
Less: accumulated depreciation and amortization	1,036,450	981,598
Net utility plant	3,488,611	3,170,654

Nonutility properties and real estate investments	1,314	13,350
Less: accumulated depreciation and amortization	98	194
Net nonutility properties and real estate investments	1,216	13,156

Current assets:
Cash and cash equivalents	11,114	9,723
Accounts receivable:
Customers, net of allowances for uncollectible accounts of $1,172 and $6,551 in 2024 and 2023, respectively	68,679	67,870
Income tax	5,953	5,187
Other	7,059	3,684
Accrued unbilled utility revenue	60,847	49,543
Assets held for sale	—	40,850
Prepaid expenses	10,297	11,110
Current regulatory assets	18,172	4,276
Other current assets	8,593	6,146
Total current assets	190,714	198,389
Other assets:
Regulatory assets, less current portion	224,055	235,910
Investments	18,087	16,411
Postretirement benefit plans	66,422	33,794
Other intangible asset	—	28,386
Goodwill	640,311	640,311
Other	28,893	8,056
Total other assets	977,768	962,868
Total assets	$4,658,309	4,345,067

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2024	December 31, 2023
Capitalization and liabilities
Capitalization:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares in 2024 and 2023; issued and outstanding 33,629,169 shares in 2024 and 32,023,004 shares in 2023	$34	32
Additional paid-in capital	827,796	736,191
Retained earnings	537,184	495,383
Accumulated other comprehensive income	1,960	1,791
Total stockholders’ equity	1,366,974	1,233,397
Long-term debt, less current portion	1,706,904	1,526,699
Total capitalization	3,073,878	2,760,096

Current liabilities:
Lines of credit	119,124	171,500
Current portion of long-term debt	3,648	48,975
Accrued groundwater extraction charges, purchased water and power	25,118	24,479
Accounts payable	56,256	46,121
Accrued interest	17,476	15,816
Accrued payroll	15,193	12,229
Current regulatory liabilities	1,122	3,059
Other current liabilities	23,236	20,795
Total current liabilities	261,173	342,974

Deferred income taxes	276,043	238,528
Advances for construction	155,397	146,582
Contributions in aid of construction	340,738	326,451
Postretirement benefit plans	45,063	46,836
Regulatory liabilities, less current portion	483,719	461,108
Other noncurrent liabilities	22,298	22,492
Commitments and contingencies
Total capitalization and liabilities	$4,658,309	4,345,067

SJW Group
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Reported GAAP Net Income	$22,920	18,949	$93,967	84,987
Adjustments:
(Gain) loss on sale of non-utility real estate[1]	(397)	—	572	(1,473)
Expense for merger and acquisition activities[2]	3,032	—	3,393	—
Tax effect of above adjustments[3]	(737)	—	(1,148)	412
Adjusted Net Income (non-GAAP)	$24,818	18,949	$96,784	83,926

Reported GAAP Diluted Earnings Per Share	$0.68	0.59	$2.87	2.68
Adjustments:
(Gain) loss on sale of non-utility real estate, net of tax	(0.01)	—	0.01	(0.03)
Expense for merger and acquisition activities, net of tax	0.07	—	0.07	—
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.74	0.59	$2.95	2.65
1 Included in the "Other, net" line on the condensed consolidated statements of comprehensive income.
2 Included in the "Administrative and general" line on the condensed consolidated statements of comprehensive income.
3 The tax effect on all adjustments is calculated at the applicable statutory rate.